Communications Site License Agreement

        THIS COMMUNICATIONS SITE LICENSE AGREEMENT (“License Agreement”) is dated this 25th day of 9, 2002 (herein, the “Effective Date”), by and between Rio Properties, Inc. (“Licensor”) and SkyBridge Wireless, LLC, a Nevada Corporation (“Licensee”).

        WHEREAS, Licensor desires to lease to Licensee, and Licensee desires to lease from Licensor, all upon the terms and conditions set forth herein, certain space on a tower operated by Licensor upon which Licensee has mounted, or intends to mount, one or more antennas owned and/or operated by Licensee, together with related and ancillary equipment, and certain space within a building owned or leased by Licensor in which Licensee intends to install other equipment and devices used in connection with the operation of the antennas; and

        WHEREAS, the parties acknowledge that, although this Agreement was facilitated by Frontier Radio, Inc. (“Frontier”), and Frontier manages the Premises on behalf of Licensor, this Agreement is between Licensor and Licensee only and Frontier is not a party to this Agreement.

        NOW, THEREFORE, for and in consideration of the premises and the terms and mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licenser and Licensee hereby agree as follows:

1.	Definitions: In addition to all other terms defined herein, the following terms shall have the following meanings:

a)	Governmental Authority” means any federal, state, and local governmental, quasi-governmental, administrative, regulatory division or authority with legal, administrative or regulatory over any Person with respect to the application, administration and/or enforcement of Rules and Regulations.

b)	“License Agreement” means this Communications Site License Agreement and any and all subsequent amendments, extensions, supplements and modifications hereto or hereof.

c)	“Occupant” means any person from time to time entitled to the use and occupancy of any portion of the Property under an ownership right or any lease, sublease, license, concession, or other similar agreement.

d)	“Permittee” means all Occupants and officers, directors, employees, agents, contractors, customers, guests, patrons, vendors, suppliers, visitor, invitees and licensees of Occupants insofar as their activities relate to the intended development, use and occupancy of the Property.

e)	“Person” means any individual, partnership, firm association, corporation, trust, limited liability company or any other form of business or government entity.

f)	“Rules and Regulations” means all laws, statutes, codes, rules, regulations, restrictions, ordinances, consents, approvals and other requirements imposed or granted by any applicable Governmental Authority.

2.	Premises:

a)	Licensor hereby grants to licensee the following rights: (collectively, the “Licensee”); (i) a limited non-exclusive license to install, maintain and operate Licensee’s wireless communications equipment and appurtenances on a tower owned and/or operated by Licensor (the”Tower”), including one or more antennas at a centerline height of 250 feet above ground level on the Tower, which is located on certain real property owned or leased by Licensor and more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (the”Property”), and (ii) a limited non-exclusive license to install maintain, operate, remove and otherwise use Licensee’s equipment cabinet or compnd and related devices owned by Licensee within a space consisting of a four (4) square foot portion of the Property identified as the operations site on Exhibit “B” attached hereto (the space in which the operations site to be occupied by Licensee on the Property and the Tower are hereinafter referred to collectively as, the “Premises”.

b)	Licensor also grants Licensee, in common with other Permittees entitled to use the same, a non-exclusive reasonable right of access to the premises twenty-four (24) hours per day, seven (7) days a week during the Initial Term and any Renewal Term (as hereinafter defined) for the purpose of installing and maintaining the equipment (as hereinafter defined). The access is subject to revocation by Licensor at any time and from time to time to exclude and restrain any Person who is not a Permittee from accessing the Premises, as well as other provision contained in the Agreement.

c)	The Premises are delivered in an “AS IS” condition by Licensor. Licensee acknowledges and agrees that it has visited and inspected the Premises and hereby accepts the physical condition thereof. Licensee further acknowledges that no representation or warranties have been made to Licensee or Licensor as to the condition or suitability of the Premises, including the Tower, or as to any engineering or other operational data. Licensee is solely responsible for determining all aspects as the suitability, acceptability, accuracy and adequacy of the Premises for Licensee’s intended use.

d)	Licensor shall have the right, with no less than thirty (30) days’ prior written notice to Licensee, to require Licensee to relocate the equipment to another area within the Property, at Licensee’s sole expense, provided, however, that the area to which the premises are relocated, whether in the building or on the Tower, shall be substantially similar in size and functionality to the Premises.

3.	Use. Licensee shall use the premises solely for the receipt and transmission of wireless communications signals. The use granted Licensee by this License shall be non-exclusive and is limited in accordance with the terms and conditions of this License Agreement.

4.	Initial Term. The Initial Term of this license shall be for a period of three (3) years, commencing on the earlier to occur of the first day of August, 2002 or the date on which Licensee commences installation of the Equipment (as hereafter defined) (the earlier of such dates is herein, the “Commencement Date”), and expiring on the third (3) year anniversary of the Commencement Date (the “Initial Term”). Licensee agrees to provide immediate written notice to Licensor of Licensee’s commencement of the installation of the Equipment.

5.	Renewal Terms. Provided that an Event of Default has not occurred during the immediately preceding Initial or Renewal Term (as applicable), Licensee shall have the right to extend this License for one (2) additional 1 (1) year terms (each a “Renewal Term”). Provided that this License Agreement has not previously been terminated, this License shall automatically renew for each successive Renewal Term, unless Licensee notifies Licensor of Licensee’s intention not to renew this License at least () months prior to the end of the then existing term of this License. Each Renewal Term shall be on the same terms and conditions as set forth in this License except that consideration for this License shall increase as provided in paragraph 6.

6.	Fee.

a)	During the first year of the Initial Term, Licensee shall pay annually to licensor the sum Eight Thousand Four Hundred and 00/100 ($8,400.00) to be paid in equal monthly installments of Seven Hundred and 00/100 ($700.00) on the first day of each month in advance to Licensor at Licensor’s address as specified herein.

b)	Effective on the anniversary of the Commencement Date of this Agreement during each year of the Term, the then current Base Fee payable by Licensee to Licensor shall be increased by an amount equal to the greater of (i) five (5.0%) percent over the total base Fee payable by Licensee for the preceding twelve (12) month period; or (ii) the percentage increase which occurred in the Consumer Price Index (“CPI”), as defined below, for the most recent (12) month period for which the CPI is published.

c)	CPI is used herein shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of labor, All Urban Consumers, All Items (1982-84=100), or an equivalent successor official index then in effect. In the event that the Bureau of Labor Statistics changes the form or basis for computation of the CPI, a reliable governmental or other non-partisan publication of Licensor’s choice evaluating substantially the same information previously used in determining the CPI shall be used. No adjustments or recomputations, retroactive or projective, shall be made because of any revision which may later be made in the first published figure of the CPI.

d)	In addition to the Base Fee payable by Licensee hereunder, Licensee shall pay to Licensor upon the execution and delivery of this Agreement a one-time non-refundable Administrative Fee in the amount of ($500.00) Dollars.

e)	Appropriate proration shall be made if the Initial Term does not commence on the first day of a calendar month, or if the date of termination of this License Agreement is not on the last day of a calendar month. All payments of the Fee shall be made by Licensee without decudtion or offset or prior notice or demand from Licensor. Any payment of the Fee or other amount due hereunder not received by Licensor within ten (10) days of thedate when due shall be subject to a late payment charge of ten percent (10%) of the amount which is overdue.

7.	Conditions. The parties’ obligations under this License Agreement are subject to the continuing satisfaction by Licensee that it shall secure and maintain all appropriate and required approvals for Licensee’s intended use of the Premises from the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (the “FAA”) and any other Governmental Authority having jurisdiction over Licensee’s proposed use of the Premises. Licensee’s inability (following all reasonable efforts) to successfully satisfy these conditions or the occurrence of any other event which effective prohibits Licensee’s intended use of the Premises shall relieve Licensee and Licensor from any obligation to perform under this License and Licensee shall remove the Equipment and vacate the Premises as soon thereafter as reasonably practicable, but in no event later than ten (10) days thereafter. In the event that the Equipment is not removed within such time period, then Licensee shall be liable to pay to Licensor the Holdover Equipment Fee (as defined in paragraph 8(b)) from and after the expiration of such time period until the Equipment is removed.

8.	Improvement by Licensee.

a)	Plans, Structural Analysis and RF Analysis. Prior to commencement of any construction or installation of improvements on the Premises by Licensee, Licensee shall furnish for review and approval by Licensor, which approval shall not be unreasonably withheld, delayed or conditioned, plans and specifications which may be required by Licensor for such construction or installation of such improvements. Prior to the installation of Licensee’s Equipment or any substitutions, replacements or accessions thereto, Licensee shall upon the written request of Licensor conduct a structural analysis and wind load analysis of the Tower at Licensee’s sole cost and expense which shall include any existing loads and the projected load of Licensee’s antennas, cabling and appurtenances. Prior to the installation of Licensee’s Equipment on the Tower, upon the written request of Licensor, Licensee shall conduct at Licensee’s sole cost and expense a radio frequency interference analysis (“RF Analysis”) of the Equipment with all other equipment which is on the Tower as of the Commencement Date. Licensee shall be solely responsible for and shall indemnify Licensor from all reasonable costs and expenses associated with such structural analysis, RF Analysis and the design and construction of platforms, antenna systems, cable runs and any other modification of any type to the Premises. Licensee shall be responsible for securing all building permits from any and all applicable Governmental Authorities prior to commencement of any construction or installation. Copies of the construction permit issued to Licensee shall be provided to licensor prior to commencement of construction. All work performed at the Property in connection with the installation or modification of the Equipment and the work described in this subparagraph (a) shall be performed by Licensee or by one or more contractors approved by Licensor, such approval not to be unreasonably withheld or delayed. Licensee shall require all contractors, as a condition to their engagement, to agree to be bound to Licensee by provisions substantially identical to those included in this Agreement, specifically those relating to the indemnification of Licensor and insurance requirements.

b)	Equipment. Licensee’s communications system, including antennas, radio equipment and operating frequency, cabling and conduits, shelter and/or cabinets, and other personal property owned or operated by Licensee, which Licensee anticipates shall be located by Licensee on the Premises, is more particularly described on Licensee’s collocation application, a copy of which is attached hereto as Exhibit “C” (the “Equipment”) Licensee has been issued pertinent to this License Agreement. All of the Equipment shall be clearly marked to show Licensee’s name, address, telephone number and the name of the person to contact in case of emergency, FCC call sign, frequency and location. All coaxial cable relating to the Equipment shall be identified in the same manner at the bottom and top of the line. At Licensor’s request, Licensee shall promptly deliver to Licensor written proof of compliance with all applicable Rules and Regulations in connection with the installation of the Equipment. Licensee shall not construct or install any equipment or improvements on the Premises or operate any operating frequency other than that described on Exhibit “C”. The Equipment shall remain Licensee’s exclusive personal property throughout the term and upon termination of the License. Licensee shall have the right to remove all Equipment at Licensee’s sole expense on or before the expiration or earlier termination of the License; provided that License repairs any damage to the Premises or the Tower caused by such removal, reasonable wear and tear to pads, utilities, fixtures and similar items excepted. if Licensee does not remove the Equipment on or prior to the expiration or termination of this License Agreement, Licensee shall remove such equipment within a reasonable period after written notice from licensor thereafter and shall pay to Licensor an amount equal to one hundred and twenty-five percent (125%) of the Fee then in effect during such holdover period during which any portion of the Equipment is actually located on the Tower (the “Holdover Equipment Fee”).

c)	Compliance with Governmental Rules. Licensee shall provide all materials and shall pay for all labor for the construction, installation, operation, maintenance or repair of the Equipment, and shall cause all such work to be performed in a good and workmanlike manner and completed in a lien-free condition. All construction, installations and operations in connection with this License Agreement by Licensee shall meet with all applicable Rules and Regulations of the FCC, FAA and all other applicable Governmental Authorities.

9.	Utilities. All utility services installed on the Premises for the use or benefit of Licensee shall be made at the sole cost and expense of Licensee and shall be separately metered from Licensor’s utilities. In the event that Licensee requires an electric power supply and/or usage different from that currently at the property, then Licensee shall, at its sole cost and expense, obtain such power supply. Any work performed in connection with connecting such power supply to the Licensee’s Equipment shall comply with all applicable Rules and Regulations.

10.	Taxes and Assessments. Except as provided immediately below, Licensor shall pay all real property taxes and assessments licensor is obligated to pay with respect to the Property. Licensee shall reimburse Licensor for any increases in such real property taxes. As a condition of Licensee’s obligation to pay such Assessments, Licensor shall provide to Licensee the documentation from the taxing authority, reasonably acceptable to Licensee, indicating the increase is due to Licensee’s improvements. In the event any sales, use or other tax shall be payable by Licensor in connection with this License Agreement, Licensee shall reimburse Licensor on demand for such payments or shall furnish necessary documentation to the appropriate Governmental Authority to show that the payments hereunder shall be exempt from such sales, use or other taxes.

11.	Interference, Emissions.

a)	Licensee agrees not to install additional equipment of types and radio frequencies which will cause material interference to normal communications operations being conducted from the Property or the Tower by Licensor or other occupants of the Premises which are in place as of the Commencement Date (the “Pre-Existing Users”). Licensee covenants that the Equipment installed by Licensee shall comply with all applicable laws, ordinances and regulations including but not limited to those regulations promulgated by the FCC. In the event the Equipment causes such interference to Pre-Existing Users. Licensee will take the steps promulgated by the FC. In the event Equipment causes such interference to Pre-Existing Users, Licensee will take the steps necessary to correct and eliminate the interference. If such interference cannot be eliminated with forty-eight (48) hours after receipt by Licensee of notice from Licensor describing the existence of the interference, Licensee or Licensor shall reduce or temporarily disconnect the electric power to such levels to cancel interference and, if necessary, shut down the Equipment until such interference is corrected. If it is determined that any such interference cannot be rectified, then Licensor may, at its option, terminate this License Agreement upon written notice the Licensee, whereupon Licensee shall vacate the premises and remove the Equipment at its sole cost and expense as soon thereafter as reasonably practicable, but in no event later than Ten (10) days thereafter. In the event that the Equipment is not removed within such time period, then Licensee shall be liable to pay to Licensor the Holdover Equipment Fee (as defined in paragraph 8(b)) from and after the expiration of such time period until the Equipment is removed.

b)	Licensor shall impose upon future licensees a duty to refrain from interfering with Licensee which is similar to that set forth herein. However, in the event that the operation of Licensee’s Equipment shall interfere with any other radio communications systems and equipment installed at the Property after the date of Licensee’s initial installation of the Equipment or any future modifications thereof, Licensee shall cooperate fully with Licensor and any future Occupant injured by Licensee’s interference (a “Future Party”) to remedy the interference. Licensee shall do whatever Licensor deems reasonably necessary to cure such interference, provided, however, that all costs related to remedying such interference shall be the responsibility of the Future Party, unless such interference is proven to be due to failure, defects, or deficiencies in Licensee’s systems or Equipment or the installation thereof.

c)	Licensee hereby acknowledges that Licensor has licensed, and will continue to license, space at and upon the Property to third parties for the installation and operation of radio communication facilities. Licensee accepts this License Agreement with this knowledge and waives any and all claims against Licensor resulting in its business on the Property. Licensee also waives any and all claims against Licensor arising from interference resulting to Licensee by virtue of equipment, facilities or operations employed by any other Pre-Existing User or Future Party or other Occupant in its business upon the Property. In the event that any such interference occurs that materially interferes with Licensee’s utilization of the Premises, Licensee, at its sole remedy, in lieu of any and all other remedies at law or in equity, may terminate this License Agreement at any time thereafter by giving Licensor thirty (30) days’ prior written notice to that effect, and such termination shall be effective at the end of such thirty (30) day period; provided, however, that such termination will not be effective of Licensor eliminates such interference within thirty (30) days of Licensee’s termination notice. Licensee shall pay Licensor any Fees due for the period up to the termination of this License Agreement. Any advance payments of the Fee for periods after the termination of this License Agreement will be reimbursed to Licensee by Licensor within thirty (30) days of the effective date of such termination.

d)	Licensee hereby acknowledges that antenna power output (“RF Emissions” are presently subject to restrictions imposed by the FCC for RF Emissions standards on Maximum Permissible Exposure (“MPE”) limits. Licensee, at its sole cost and expense, shall be solely responsible for causing the Equipment and Licensee’s activities at the Property to be in compliance with all applicable MPE limits on RF Emissions, including, without limitation, performing any and all tests, analyses and similar procedures to determine whether MPE limits are being exceeded at the Premises.

12.	Maintenance and Repairs.

a)	Licensee shall perform all repairs and maintenance work necessary or appropriate to the Equipment on or about the Premises or located on any access to the Premises in good condition, reasonable wear and tear or other casualty excepted.

b)	Licensor, at Licensor’s sole cost and expense, shall maintain the Tower, and any other portions of the Property and improvements thereto in good order and repair, wear and tear, the elements or other casualty excepted. Damage to the tower or the equipment or improvements of Licensor or others located on the Property or the Tower which results from the acts or omissions of Licensee shall be repaired by Licensee at Licensee’s sole cost and expense, or, at the sole option of Licensor, Licensee shall reimburse Licensor for the actual and reasonable costs incurred as evidenced by adequate documentation in repairing such damage or replacing such equipment or improvements.

13.	Mechanics’ Liens. Licensee shall promptly discharge or cause to be discharged any mechanics’ or materialmen’s liens or claims of lien filed or otherwise asserted against the Property, the Premises, the Tower or any funds due to any contractor arising from any work to be performed by or on behalf of Licensee hereunder, and any proceedings for the enforcement thereof.

14.	Indemnification

a)	Licensee shall indemnify, protect and hold Licensor and/or Frontier harmless from (i) all costs of any damage done to Licensor’s or another Occupant’s facilities or equipment located at the Premises that occur as a result of the installation, operation or maintenance of Licensee’s Equipment or other improvements; (ii) any claims, demands, or causes of action for personal injuries, including any payments made under any workmen’s compensation law or any plan of employee’s disability and death benefits, arising out of Licensee’s occupancy of the Premises or the installation, maintenance and operation or removal of Licensee’s Equipment, except only such damages, costs, claims, causes of action or demands caused solely by the gross negligence or willful misconduct of Licensor or Frontier, as applicable.

b)	Neither Licensor nor Frontier shall not be responsible or liable to Licensee for any loss, damage or expense that may be occasioned by, through or in connection with any acts or omissions of other Occupants or any other third parties operating any equipment on or near the Premises. Licensee hereby assumes the risk of the inability to operate as a result of any structural or power failures at the Property or failure of Licensee or Licensee’s Equipment for any reason whatsoever and agrees to indemnify and hold Licensor and/or Frontier harmless from all damages and costs of defending any claim or suit for damages of any kind, including but not limited to, business interruption and attorneys’ fees, asserted against Licensor and/or Frontier by reason of such failure.

c)	Licensee shall also indemnify, protect and hold Licensor and/or Frontier harmless from any losses, liabilities, claims, demands or causes of action for claims or liability arising from failure of the Premises to comply with applicable MPE requirements with respect to RF Emissions standards under current or future applicable Rules and Regulations.

d)	Licensee shall also indemnify, protect and hold Licensor and/or Frontier harmless from any losses, liabilities, claims, demands or causes of action for property damage or personal injuries, including any payment made under any worker’s compensation law or any employees’ disability and death benefits, arising out of or resulting from any claims, damages, losses, liabilities or causes of action resulting in any way from RF Emissions from Licensee’s Equipment or any other harmful effect of Licensee’s Equipment.

15.	Environmental Indemnification.

Licensor has not been subject to, or received any notice of, any administrative or judicial action, or notice of any intended administrative or judicial action, or received a request for information relating to the presence or alleged presence of hazardous substances in, under, at or upon the Premises or the Property. Licensor hereby covenants and agrees to protect, save, defend, indemnify and hold Licensee harmless for, from and against and all damages, losses, liabilities, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever incurred by or asserted or awarded against Licensee and arising from the presence of any hazardous substances of the Premises as of the Effective Date. Licensee hereby covenants and agrees to protect, save, defend, indemnify and hold Licensor and/or Frontier harmless for, from and against any and all damages, losses, liabilities, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever incurred by or asserted or awarded against Licensee and arising from (i) the presence, caused or permitted by Licensee of any hazardous substances on the Premises or the Property, or (ii) the disposal, caused or permitted by Licensee, of any hazardous substances from the Premises or the Property, or (iii) any violation, caused or permitted by Licensee, of any environmental law, statute, ordinance, rule or regulation.

16.	Liability Insurance.

a)	Licensee shall carry during the term of this License Agreement, at Licensee’s sole cost and expense, the following insurance: (i) “All Risk” property insurance which insures Licensee’s property for such property’s full replacement cost; and (ii) Comprehensive general liability insurance, including blanket contractual and completed operations coverage, having a minimum limit of liability of $2,000,000, with a combined limit for bodily injury and/or property damage for any one occurrence of $3,000,000, and (iii) excess/umbrella coverage of $10,000,000. Licensee shall Licensor and Frontier as an additional insured under Licensee’s policies of insurance.

b)	Certificates of insurance acceptable to Licensor shall be filed with Licensor prior to the Commencement Date and annually thereafter evidencing the required coverages and limits. These Certificates shall contain a provision that coverage afforded under the policies will not be cancelled, altered, or amended or not renewed until at least thirty (30) days’ prior written notice has been given to the Licensor and Frontier.

c)	All insurance required to be carried by Licensee hereunder shall be issued by responsible insurance companies, qualified to do business in the State of Nevada and reasonable acceptable to Licensor. Neither the issuance of any such insurance policy nor the minimum limits specified in this paragraph 16 shall be deemed to limit or restrict in any way Licensee’s liability arising under or out of this License Agreement.

d)	To the Extent such waivers are obtainable from insurance carriers, Licensee and Licensor waive their respective right of recovery against the other for any direct or consequential damage to the property of the other including its interest in the Premises and the Equipment by fire or other casualty to the extent such damage is insured against under a policy or policies of insurance. Each such insurance policy carried by either Licensor of Licensee shall include such a waiver of the insurer’s rights of subrogation. Such waiver shall in no way be construed or interpreted to limit or restrict any indemnity or other waver made by Licensee under the terms of this License Agreement.

17.	Destruction or Condemnation

Licensor and Licensee agree that Licensor shall in no way be liable for loss or use or other damage of any nature arising out of the loss, destruction or damage to the Premises or Licensee’s Equipment located thereon, by fire, explosion, windstorms, water or any other casualty or acts of third parties, In the event the Premises or any part thereof is damaged or destroyed by elements or any other cause, Licensor may elect to repair, rebuild, or restore the Premises or any part thereof is damaged or destroyed by elements or any other cause, Licensor may elect to repair, rebuild, or restore the Premises or any part thereof , to at least the same condition as it was immediately prior to such casualty. In such event, the Fee shall cease as of the date of such casualty until the Premises, in Licensor’s opinion, is restored to a usable condition for Licensee’s operations. If Licensor chooses not to repair, restore or rebuild the Premises, Licensor shall send to Licensee a notice of cancellation of this License Agreement within thirty (30) days of such casualt;y. If this License Agreement is cancelled, the payments required herein shall terminate as of the date of such casualty.

18.	Default

The occurrence of any of the following, after the expiration of any applicable cure or grace period without cure, shall constitute a breach and material default (an “Event of Default”) of this License Agreement by Licensee.

(i)	The failure of Licensee to pay or cause to be paid when due the Fee or any portion thereof or any other charges required by this License Agreement to be paid by Licensee within ten (10) days after such payment is due.

(ii)	The abandonment of the Premises and operation thereof by Licensee for a consecutive period of sixty (60) days or more; or

(iii)	The failure of Licensee to observe, perform or cause to be done any material act, other than payment of monies, required by this License Agreement (except for acts covered by any other provision of this paragraph 18(a), within thirty (30) days of recept by Licensee of written notice from Licensor of such failure; or

(iv)	Licensee causing, permitting, or suffering, without the prior written consent of Licensor, any act when this Agreement requires Licensor’s prior written consent or prohibits such act; or

(v)	The occurrence of any event of insolvency or bankruptcy with respect to Licensee, including any of the following by way of illustration:

(A)	Any general assignment or general arrangement for the benefit of creditors;

(B)	The filing of any petition by or against Licensee to have Licensee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Licensee and the same is dismissed within sixty (60) days;

(C)	The appointment of a trustee or receiver to take possession of substantially all of Licensee’s assets or of Licensee’s interest in this License Agreement; or

(D)	The attachment, execution or other judicial seizure of the Equipment , substantially all of Licensee’s assets or of Licensee’s interest in this License Agreement; or

(vi)	The failure of Licensee to maintain the insurance required to be maintained pursuant to paragraph 16 hereof.

19.	Remedies

Upon the occurrence of an Event of Default, Licensor may, in addition to all other rights or remedies Licensor may have hereunder or at law or in equity, (i) terminate the License and this License Agreement by giving written notice of such termination to Licensee, (ii) accelerate and declare to be immediately due and payable all Fees which would have otherwise been due to Licensor absent an Event of Default hereunder, (iii) terminate electrical power to the Equipment, and (iv) remove the Equipment without being deemede liable for trespass or conversation and store the same at Licensee’s sole cost.

20.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below (or to such different address as any party may from tine to time give notice of in accordance with the provisions of this Section) and may be personally serviced, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; (b) if telecopied on the date of transmission if before 5:00 p.m. (Las Vegas time) (any notice received after such time shall be deemed received on the next business day); provided that a hard copy of such notice is also sent pursuant to clause (c) or (d) below; (c) if by overnight courier, on the first business day after delivery to the courier; or (d) if by U.S. Mail on the fourth (4th) day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

If to Licensor: With a copy to: If to Licensee:	Rio Suite Hotel $ Casino
3700 West Flamingo Road
Las Vegas, NV 89103

 Frontier Radio, Inc.
 4427 South Polaris Ave.
 Las Vegas, Nevada 89103

 Skybridge Wireless, LLC
 6565 Spencer St. Swite 202
 Las Begas, NV 89119
 Telecopy: 702-995-0266

21.	Assignment and Sublicensing

(a)	Notwithstanding anything to the contrary contained in this License Agreement, Licensee shall not assign, convey, pledge, encumber or otherwise transfer this License Agreement or any interest herein or license, sublicense, grant any concession or otherwise give permission to any one other than Licensee to occupy the Premises, operate the Equipment or enjoy any benefit of or arising under this License Agreement without the prior written consent of Licensor. Any attempted assignment, conveyance, pledge, encumbrance, transfer, license or concession agreement without Licensor’s prior written consent thereto shall be void and confer no rights upon any third person. The sale, assignment, transfer or disposition, whether for value, by operation of law, gift, will or intestacy, of (i) twenty-five percent (25%) or more of the issued and outstanding stock of Licensee if Licensee is a corporation, or (ii) the interest of any general partner, joint venture, associate or co-tenant, if Licensee is a partnership, join venture, association or co-tenant, shall be deemed an assignment of this License Agreement under this paragraph 21.

(b)	In the event of any assignment of this License Agreement whether consented to be Licensor or otherwise, Licensee shall remain primarily liable on its covenants of this License Agreement required ot be performed by Licensee.

22.	Miscellaneous

(a)	The waiver by either party of any breach of any term, provision, covenant or condition contained in this License Agreement, or the failure of such party to insist on the strict performance by the other party, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this License Agreement. The acceptance of payments of the Fee hereunder by Licensor shall not be deemed to be a waiver or any breach of default by Licensee of any term, provision, covenant or condition herein, regardless of Licensor’s knowledge of such breach or default at the time of acceptance of such Fee payments.

(b)	All covenants and agreements to be performed by Licensee under any of the terms of this License Agreement shall be performed by Licensee at Licensee’s sole expense and without abatement of the Fee or any portion therof. If Licensee shall fail to observe and perform any covenant, condition, provision or agreement contained in this License Agreement or shall fail to perform any other act required to be performed by Licensee, Licensor may, upon notice to Licensee, but without any obligation whatsoever, and without waiving or releasing Licensee from any default or obligations of Licensee, make any such payment or perform any such obligation on Licensee’s part to be performed, All sums so paid by Licensor and all costs incurred by Licensor, including reasonable attorneys’ fees, shall be payable to Licensor on demand and Licensee covenants to pay any such sums.

(c)	This License Agreement along with any exhibits and attachments or other documents affixed hereto, or referred to herein, constitutes the entire and exclusive agreement between Licensor and Licensee with respect to the Premises and the operation thereof by Licensee hereunder, This License Agreement and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Licensor and Licensee. Licensor and Licensee hereby agree that all prior or contemporaneous oral understandings. Agreements or negotiations relative to the Premises and the operation therof are merged into and revoked by this instrument.

(d)	Subject to the provisions of paragraph 21 relating to assignment, this License Agreement is intended to and does bind the heirs, executors, administrators, successors and permitted assigns of any and all of the parties hereto.

(e)	If any term or provision of theis License Agreement, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this License Agreement shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

(f)	Time is of the essence of this License Agreement and each provision hereof in which time of performance is established.

(g)	This License Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Nevada.

(h)	If any action or proceeding is brought by Licensor or Licensee to enforce its respective rights under this License Agreement, the unsuccessful party therin shall pay all costs incurred by the prevailing party therin, including reasonable attorney’s fees to be fixed by the court.

(i)	This License Agreement creates a license only and Licensee acknowledges that it does not and shall not claim at any time any real property interest or estate of any kind or to any extent whatsoever in the Property, Premises or the jTower by virtue of this License Agreement or Licensee’s use of the Premises pursuant hereto. Notwithstanding any provisions of this License Agreement, Licensor does not by this License Agreement, in any manner nor for any purpose, become a partner or joint venture of Licensee in the conduct of its business or otherwise.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned parties by and through their duty authorized officers or representatives hereby execute this License Agreement as of the date first-above written.

Rio Properties, Inc.
By: /s/ Rio Properties, Inc.
Name: Rio Properties, Inc.

SkyBridge Wireless, LLC, a Nevada Corporation
By: /s/ Jason Neiberger
Name:
Jason Neiberger
Title: CEO

Communications Site License Agreement

Exhibit “A”Property
Description

Site Name: Site Location : Coordinates:	Rio Properties, Inc., dba Rio Suite Hotel & Casino 3700 West Flamingo Road, Las Vegas, NV 89103 North Latitude: 36 07 03 West Longitude: 115 11 17

Communications Site License Agreement

Exhibit “B”
Space Configuration

Communications Site License Agreement

Exhibit “B”
Space Configuration

Communications Site License Agreement

Exhibit “C”
Equipment

Type of Antenna	Antenna #1	Antenna #2	Antenna #3	Antenna #4	Antenna #5
Antenna Quality	1	1	1	1	1
Receive or Transmit	RX/TX	RX/TX	RX/TX	RX/TX	RX/TX
Manufacture	Radiowaves	Radiowaves	Radiowaves	Radiowaves	Radiowaves
Type of Antenna	5Ghz Sector	5Ghz Sector	5Ghz Sector	23Ghz Parabolic	2.4 GHz Sector
Model #	SEC-55V-90-16	SEC-55V-90-16	SEC-55V-90-16	HP2-23	SEC-25V-90-13
Antenna Weight	5LBS	5LBS	5LBS	25 LBS	4.2 LBS
Antenna Dimensions	25.5x8.5x7.5"	25.5x8.5x7.5"	25.5x8.5x7.5"	24"	25.5x8.5x7.5"
Antenna Mount Height	15'	15'	15'	10'	15'
Rad Center AGL	200 ft AGL	200 ft AGL	200 ft AGL	200 ft AGL	200 ft AGL
Mount Type	Quick Align Mount	Quick Align Mount	Quick Align Mount	Direct Mount	Quick Align Mount
Direction of Radiation	Grid North East	Grid West	Grid South West	Grid East	Grid Northwest/East/Southeast
TX Frequency	5.7250 - 5.8500	5.7250 - 5.8500	5.7250 - 5.8500	21.2 - 23.6	2.400 - 2.483
RX Frequency	5.7250 - 5.8500	5.7250 - 5.8500	5.7250 - 5.8500	21.2 - 23.6	2.400 - 2.483
Receive Band of Freq	5.7/5.8 GHz	5.7/5.8 GHz	5.7/5.8 GHz	23Ghz Parabolic	2.4 GHz
Transmit Band of Freq	5.7/5.8 GHz	5.7/5.8 GHz	5.7/5.8 GHz	23Ghz Parabolic	2.4 GHz
Antenna Gain	16 DBI	16 DBI	16 DBI	40.2 Dbi	16 DBI
# of Lines per Antenna	1	1	1	1	1
Line Type	LMR600	LMR600	LMR600	LDF 5.5	LMR600
Line Diameter	1/2"	1/2"	1/2"	5/8"	1/2"
# of Cabinets	1 RACK (19" x 8')
	Transmitter #1	Transmitter #2	Transmitter #3	Transmitter #4	Transmitter #5
Manufacturer	Wi-LAN	Wi-LAN	Wi-LAN	Proxim	Orinoco
Type & Model	Ultima3 MP	Ultima3 MP	Ultima3 MP	Tsunami Licensed	AP-1000
Type of Service	Fixed Wireless Broadband	Fixed Wireless Broadband	Fixed Wireless Broadband	Network Backhaul	Fixed Wireless Broadband
TX Frequency (GHz)	5.741	5.7874	5.8338	21.2 - 23.6	2.400 - 2.483
TX Power Output	21dBm	21dBm	21dBm	17dBm	15dBm
RX Frequency	5.741	5.7874	5.8338	21.2 - 23.6	2.400 - 2.483
Actual Power Consumption	14w	14w	14w	95w	14w
Electric Service Required	110v/50	Existing	Existing	Existing	Existing
# of Outlets	8	Existing	Existing	Existing	Existing